                                                                       EXHIBIT 2


                       WARRANT FOR SHARES OF COMMON STOCK

                                       OF

                   MOUNTASIA ENTERTAINMENT INTERNATIONAL, INC.
                             (a Georgia corporation)

            This certifies that MEI Holdings, L.P., a Delaware limited partnership ("MEI" and together with its permitted successors and assigns, the "Holder"), is entitled to receive the number of shares of Common Stock, without par value (the "Common Stock"), of Mountasia Entertainment International, Inc., a Georgia corporation (the "Corporation"), specified by the provisions and upon the terms and conditions hereinafter set forth. This Warrant is granted pursuant to the Amended and Restated Investment Agreement, by and between the Corporation and MEI, dated June 5, 1996, as amended ("Investment Agreement").

     1. PURPOSE. Pursuant to the Investment Agreement, MEI has received a 45.45% equity interest in the Corporation in exchange for its $40,000,000 investment, which interest will increase up to 56.64% proportionately with any further investment up to an aggregate of $22,700,000 (assuming an increase by $2,700,000 pursuant to Exhibit G to the Investment Agreement) (or up to 58.15% if the Corporation's shareholders do not approve the Investment Agreement within 180 days) and will increase further as a result of any valuation adjustments which are made. The purpose of this Warrant is to protect the Holder against (a) any dilution of such percentage interest (as the same may be increased from time to time pursuant to Sections 1.1(d) or 1.5 of the Investment Agreement or this Warrant) due to the conversion or deemed conversion of the Outstanding Converts (as defined below) and (b) certain dilution due to the exercise of outstanding warrants and other securities at prices below $3.75. The Purchaser's equity interest in the Corporation may be represented by shares of Series F Preferred Stock, as well as shares of Common Stock. In making the anti-dilution calculations required by this Agreement, outstanding shares of Series F Preferred Stock are treated as the number of shares of Common Stock into which they would be convertible assuming any condition thereto had been satisfied.

     2. AUTOMATIC EXERCISE. Upon the occurrence of any Dilutive Issuance (as defined in Section 3 below), the rights represented by this Warrant will be deemed automatically exercised, and the Corporation will issue to the Holder shares of Common Stock and Series F Preferred Stock of the Corporation as provided below, without any notice being given, any further consideration paid or other action being taken by the Holder. The Holder will be treated for all purposes as the holder of record of the shares issued as a result of any such automatic exercise, commencing as of the close of business on the date of the Dilutive Issuance causing such automatic exercise, and, within ten calendar days after such date, certificates representing such shares will be delivered by the Corporation to the Holder. The Corporation represents and warrants that, as of the date hereof, Schedule A hereto contains a true and complete list of all Outstanding Converts and Subject Securities (as defined in Section 3 below).

     3. CERTAIN DEFINITIONS. As used in this Warrant:

     "Common Stock" means Common Stock, no par value, of the Company.

     "Consideration" shall mean the amount of any cash, other property (valued at its current fair market value), principal amount of indebtedness, liquidation value of preferred or senior securities, or other consideration to be paid or surrendered to the Corporation in connection with any Dilutive Issuance.

     "Dilutive Issuance" shall mean the issuance of shares of Common Stock upon any conversion, exchange or exercise of (i) any of the Subject Securities for Consideration below the Trigger Price or for no consideration or (ii) any of the Outstanding Converts for any Consideration (whether above or below the Trigger Price) or for no consideration. The Outstanding Converts (if not previously converted) shall be deemed to have been converted on the earlier of (i) payment or redemption of such Outstanding Converts or (ii) August 7, 1997 (any such conversion, a "Deemed Conversion"), provided, however, that the market price used in any formula for computing the number of shares of Common Stock in any Deemed Conversion will equal the average reported closing price for Common Stock on the NASDAQ Stock Market or the principal securities exchange on which it is then traded for the month of July 1997 or, if not regularly quoted on the NASDAQ Stock Market or any successor quotation system or traded on an exchange, the daily average of the midpoint between the reported daily low ask and high bid prices for such month.

     "Outstanding Converts" shall mean the Company's 10% Convertible Subordinated Debentures, 9% Convertible Subordinated Debentures, and 9.1% Convertible Subordinated Debentures, each as and if outstanding on the date hereof.

     "Special Options" means the option of the Corporation to require MEI to purchase (the "Sale Option"), and the option of MEI to require the Corporation to sell to it (the "Purchase Option"), Common Stock or Series F Preferred Stock pursuant to the terms of Exhibit G to the Investment Agreement.

     "Series F Preferred Stock" means Series F Preferred Stock, no par value, of the Company.


     "Subject Security" shall mean any security (including without limitation any warrant, option or other right) outstanding on the date hereof that is convertible or exchangeable or exercisable, as the case may be, into Common Stock of the Company, but such term does not include the Outstanding Converts or this Warrant.

     "Trigger Price" shall have the meaning set forth in Section 4(a)(ii).

   4. NUMBER OF SHARES. (a) Upon any Dilutive Issuance pursuant to a Subject Security, subject to paragraph 4(c) below, the Corporation will issue to the Holder the number of shares of Common Stock ("New 4(a) Shares") determined by the application of the following formula:

                                TC          TC              Holder Shares
      New 4(a) Shares =     (-------- -  -------)   X     ------------------
                                SP       Trigger          Outstanding Shares
                                          Price



      in which:

           TC        =     the total amount of Consideration received by
                           the Corporation for such Dilutive Issuance;

           SP        =     the Consideration per share received by the
                           Corporation for such Dilutive Issuance;

           Trigger
           Price     =     subject to adjustment pursuant to Section 5
                           hereof, $3.75;

           Holder
           Shares    =     subject to adjustment pursuant to Section 5
                           hereof, the sum of (i) the number of shares of Common Stock acquired by the Holder through the date immediately prior to the record date of such Dilutive Issuance and
                           (ii) ten times the number of shares of Series
                           F Preferred Stock acquired by the Holder through the date immediately prior to the record date of such Dilutive Issuance, which in either case were issued pursuant to (a)
                           Sections 1.1(a), 1.1(d) or 1.5 of the
                           Investment Agreement, (b) this Warrant, or
                           (c) any stock split, stock dividend or other distribution on any shares described above;
                           and

      Outstanding
      Shares        =  the sum of (i) the total number of shares
                        of Common Stock issued and outstanding on the date immediately prior to the record date of such Dilutive Issuance and (ii) ten times the total number of shares of Series F Preferred Stock issued and outstanding on such date.

     (b) Upon any Dilutive Issuance pursuant to any Outstanding Convert, subject to paragraph 4(c) below, the Corporation will issue to the Holder the number of shares of Common Stock ("New 4(b) Shares") determined by the application of the following formula:

                                        PI
         New 4(b) Shares =    SI   x  ------
                                      1 - PI
         in which:

                  SI = the total number of shares issued in such Dilutive Issuance;

                  PI = the number of Holder Shares (as defined in Section 4(a)) divided by the number of Outstanding Shares (as defined in Section 4(a)).

     (c) (i) Notwithstanding the foregoing, if the Holder owns any shares of Series F Preferred Stock which are not yet convertible into Common Stock ("Existing Non-Convertible Series F"), then, with respect to such shares, the Corporation will issue to the Holder that number of shares of Series F Preferred Stock ("New Series F") which is one-tenth of the number of Common Shares the Holder would have received if such Existing Non-Convertible Series F Preferred Stock had been converted into Common Stock prior to the Dilutive Issuance ("Underlying Common"). Such New Series F shares will be issued in lieu of a number of Common Shares equal to the Underlying Common which would otherwise be issued pursuant to paragraphs 4(a) or 4(b) above.

     (ii) This Warrant shall not be interpreted so as to require a negative adjustment such that any shares issued to the Holder be surrendered or any other action adverse to the Holder be taken.

     (iii) Notwithstanding any other provision hereof, if any Outstanding Convert as to which a Deemed Conversion occurs remains outstanding on August 7, 1998 (excluding any Outstanding Converts owned by the Holder or any of its affiliates (such Outstanding Convert, a "Still Outstanding Convert")), the Holder will (A) have the right to deem the principal amount of (and any other amounts owed on) the Still Outstanding Convert to be an Assumption Loss for purposes of Section 1.5 of, and Schedule 1.5 to, the Investment Agreement, and
(B) be issued an additional number of shares of Common Stock as equals (1) the number of



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

shares of Common Stock as the Holder would have received under such Section 1.5 and Schedule 1.5 as a result of an Adjustment thereunder had the Deemed Conversion not occurred minus (2) the number of shares of Common Stock issued in respect of such Still Outstanding Convert as a result of the Deemed Conversion.

     (iv) Notwithstanding anything to the contrary in Section 4.19 of the Investment Agreement, between August 8, 1997 and August 6, 1998, the Company may redeem or prepay all or part of the Outstanding Converts as to which there has been a Deemed Conversion with the proceeds of the issuance (other than an issuance pursuant to Section 1.1(d) of the Investment Agreement) of its Common Stock (but not the issuance of securities convertible or exchangeable for Common Stock or options, warrants or other rights to purchase its Common Stock), provided that (A) no Outstanding Convert may be so redeemed or prepaid with the proceeds of the issuance of Common Stock by the Company pursuant to this Section 4(c)(iv) if (1) the net proceeds to the Company per share so issued (after underwriters' fees and commissions, attorneys', accountants and other professional fees and expenses and other costs and expenses related to such issuance, the "Net Proceeds") would be less than the Purchaser's
Effective Price (as defined below) or (2) the Board determines that such issuance could interfere with the Company's ability to take full advantage of business opportunities that otherwise may be available to the Company and (B) if there is such an issuance of Common Stock at a price which is less than the Deemed Conversion Price, then the Purchaser will be entitled to such additional shares of Common Stock as equals the excess of (1) the number of shares the Purchaser would have received had the still Outstanding Converts redeemed or prepaid with proceeds of such issuance ("4(c) Converts") been deemed to have converted at a price equal to the Net Proceeds per share of such issuance over
(2) the number of shares the Purchaser actually received pursuant to Section 4(b) of this Warrant by reason of the Deemed Conversion of 4(c) Converts. For purposes of this Section 4(c)(iv) only, "Purchaser's Effective Price" means the Purchaser's effective purchase price per share of Common Stock after taking into account any shares of Common Stock issued pursuant to this Warrant and the shares of Common Stock issued with respect to any Adjustments pursuant to
Section 1.5 of and Schedule 1.5 to the Investment Agreement (including any shares Common Stock that would be issued pursuant to Section 4(c)(iii) of this Warrant with respect to the 4(c) Converts if the 4(c) Converts had not been redeemed by the proceeds of a 4(c) Issuance), increased by 30% on each anniversary of the Closing Date.

          5. ADJUSTMENTS. The Trigger Price, the number of Holder Shares and the number and kind of shares receivable pursuant to this Warrant ("Warrant Shares") will be subject to adjustment as follows:

         (a) If the Corporation (i) pays a dividend or makes a distribution on the Common Stock in shares of Common Stock or Series F Preferred Stock or shares of the capital stock other than Common Stock or Series F Preferred Stock, (ii) subdivides the outstanding shares of Common Stock or Series F Preferred Stock into a greater number of shares of Common Stock or Series F Preferred Stock,
(iii) combines the outstanding shares of Common Stock or Series F Preferred Stock into a smaller number of shares of Common Stock or Series F Preferred Stock, or (iv) issues any shares of its capital stock in a reclassification of the Common Stock or Series F Preferred Stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing or surviving corporation), then, immediately after the Determination Date (as defined below) with respect to such dividend, distribution, subdivision, combination or issuance in a reclassification, the number and kind of shares issuable hereunder upon exercise of this Warrant after a subsequent Dilutive Issuance will be proportionately adjusted so that after such time the Holder will be entitled to receive following any Dilutive Issuance a number of shares of Common Stock or Series F Preferred Stock recomputed to give effect to such dividend, distribution, subdivision, combination or issuance.

         (b) For purposes of this Warrant, "Determination Date" means (i) with respect to any dividend, distribution or issuance, the date fixed for the determination of the holders of shares of Common Stock or Series F Preferred Stock entitled to receive such dividend, distribution or issuance, or if a dividend or distribution is paid or made or issuance is made without fixing a date, the date of such dividend, distribution or issuance and (ii) with respect to any subdivision, combination or reclassification, the effective date thereof.

         (c) In the event that at any time, as a result of an adjustment made pursuant to this Section 5, the Holder becomes entitled to acquire upon a Dilutive Issuance any securities of the Corporation other than Common Stock or Series F Preferred Stock, thereafter the number of such other securities so purchasable upon exercise of this Warrant will be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Warrant Shares contained in this Section 5.

         (d) Whenever the kind or number of securities receivable upon exercise of this Warrant is adjusted pursuant to any of the provisions of this Section 5, the Corporation will promptly, and in any event within 10 calendar days after the occurrence of the event giving rise to such adjustment, give notice to the Holder of such adjustment or adjustments setting forth the changes in the Trigger Price and in the number of Holder Shares, a brief statement of the facts requiring such adjustments and the computations upon which such adjustments are based. Unless the Holder objects thereto within 20 calendar days after receipt of such notice, such determination will be final. If the Holder does so object, the parties will discuss in good faith the items in dispute. If such items in dispute are not so resolved, the matter will be referred for determination by Deloitte & Touche (or, if such firm is unable or unwilling so to act, another professional firm mutually acceptable to the Holder and the Corporation), which firm's determination thereof will be final. The fees and expenses of such firm will be borne by the Corporation.

         (e) In case of any consolidation of the Corporation with or merger of the Corporation into another corporation or in case of any sale, transfer or lease to another corporation of all or substantially all the property of the Corporation, the Corporation or such successor or purchasing corporation, as the case may be, will execute an agreement providing that the Holder will have the right thereafter to receive the kind and amount of shares and other securities and property that it would have been entitled to receive immediately after the occurrence of such consolidation, merger, sale, transfer or lease had this Warrant been exercised immediately prior to such action. Such agreement will provide for adjustments that will be as nearly equivalent as may be practicable to the adjustments provided for in this Section 5. The provisions of this
Section 5 will similarly apply to successive consolidations, mergers, sales, transfers or leases.

         (f) Whether or not any adjustments in the number or kind of shares issuable upon the exercise of this Warrant has been made, this Warrant (and any substitutes or replacements herefor) may continue to express the same provisions as are initially stated in this Warrant.

            6. COVENANTS. (a) All shares of Common Stock or Series F Preferred Stock which may be issued by the Corporation pursuant of this Warrant in accordance with its terms will, upon issuance, be validly issued, fully paid and nonassessable and free from all taxes, liens and charges of the Corporation with respect to the issue thereof.

            (b) During the term of this Warrant, the Corporation will at all times have authorized and reserved for issuance to the Holder a sufficient number of shares of its Common Stock or Series F Preferred Stock to provide for the automatic exercise of this Warrant.

            (c) The Corporation will not, by amendment of its Articles of Incorporation or through reorganization, consolidation, merger, dissolution, issue or sale of securities, sale of assets or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith perform such terms and take all such action as may be reasonably necessary to protect the Holder against impairment.

            7. Fractional Shares. No fractional shares of Common Stock or Series F Preferred Stock will be issued in connection with any issuance upon exercise of this Warrant.

            8. Term. This Warrant will expire upon the earlier of (a) such time as the Holder no longer owns any shares of Common Stock or Series F Preferred Stock and (b) such time when no Subject Securities or Outstanding Converts are any longer outstanding.

            9. Notice of Dilutive Issuances. The Corporation will notify Holder in writing promptly upon receipt of any notice initiating a Dilutive Issuance, which notice shall set forth the (a) identity of such person giving such notice,
(b) the number of shares of Common Stock or Series F Preferred Stock to be issued pursuant to this Warrant by reason of such Dilutive Issuance, and (c) in reasonable detail, the calculations underlying such result.

            10. No Shareholder Rights. The Holder hereof, solely by virtue of this Warrant, will not be entitled to any rights of a shareholder of the Corporation.


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
            11. Transfers. This Warrant may be transferred in whole, but not in part, by MEI Holdings, L.P. and by any subsequent holder of this Warrant. The Holder, by acceptance hereof, agrees that this Warrant and the shares of Common Stock or Series F Preferred Stock issued or issuable upon exercise of this Warrant may not be offered or sold except in compliance with the Securities Act of 1933, as amended, and any applicable state securities laws, provided, however, that nothing herein will limit the applicability of any provision to the Registration Rights Agreement, dated the date hereof, between the Company and MEI. The Holder consents to the Corporation's making a notation on its records in order to implement such restriction on transferability.

            12. Loss or Destruction. Upon receipt by the Corporation of evidence satisfactory to it (in the exercise of reasonable discretion) of the ownership of and the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) of indemnity satisfactory to it (in the exercise of reasonable discretion), and (in the case of mutilation) upon surrender and cancellation thereof the Corporation will execute and deliver in lieu hereof a new Warrant.

            13. Governmental Approvals. The Corporation will use its best efforts to take all action which may be necessary to obtain and keep effective any and all permits, consents and approvals of governmental agencies and authorities and filings required, which may be or become required in connection with the issuance and delivery of this Warrant, and the issuance and delivery of the Common Stock or Series F Preferred Stock issued or deliverable upon exercise of this Warrant.

            14. Successors and Assigns. All the covenants and provisions of this Warrant will bind and inure to the benefit of Holder and the Corporation and their respective successors and assigns.

            15. Notices. All notices and other communications given pursuant to this Warrant will be in writing and will be deemed to have been given when faxed or personally delivered or when mailed by prepaid registered, certified or express mail, return receipt requested. Notices should be addressed as follows:

      (a)   If to the Corporation, then to:

            Mountasia Entertainment International, Inc.
            5895 Woodward Parkway
            Suite 220, Alpharetta, Georgia  30202-4182
            Attention: Chief Executive Office
            Fax: (770) 442-6655

            With a copy to (which will not constitute notice):


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
            Rogers & Hardin
            2700 Cain Tower
            229 Peachtree Street
            Atlanta, Georgia  30303
            Attention: Edward J. Hardin
            Fax: (404) 525-2224

      (b)  If to the holder then to:

            MEI Holdings, L.P.
            4200 Texas Commerce Tower
            Dallas, TX  75201
            Attention: Daniel A. Decker
            Fax: (214) 220-4949

            With a copy to (which will not constitute notice):

            Jones, Day, Reavis & Pogue
            599 Lexington Avenue
            New York, New York  10022
            Attention:  Robert A. Profusek, Esq.
            Fax: (212) 755-7306

Such addresses for notices may be charged by any party by notice to the other party pursuant to this section.

            16. Amendment. This agreement may be amended only by an instrument in writing signed by the Corporation and the Holder.

            17. Governing Law. This Warrant will be construed and enforced in accordance with and governed by the laws of the State of Delaware without regard to the conflict of laws provisions of such state.


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
            18. Further Assurances. The parties hereto agree to execute such other documents, instruments or affidavits, and to perform such other acts, as may be necessary or desirable to carry out the purpose of this agreement.

                    Dated as of this 28th day of August, 1996.



                                          MOUNTASIA ENTERTAINMENT
                                             INTERNATIONAL, INC.

                                          By:  /s/ L. Scott Demerau
                                             ___________________________________
                                          Name:  L. Scott Demerau
                                               _________________________________
                                          Title:  Chief Executive Officer
                                                ________________________________


Attest:

_____________________________

Name:________________________
Title:_______________________


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
                            SCHEDULE A TO THE WARRANT
                            -------------------------

                   OUTSTANDING CONVERTS AND SUBJECT SECURITIES
                   -------------------------------------------

                                 Preferred Stock
                                 ---------------


CLASS A PREFERRED STOCK
- -----------------------

Shares authorized:                  2,000

Shares outstanding:                 None

Voting Rights:                      None unless required by Georgia law

Dividend Rights:                    None

Liquidation Preference:             Prior to common stock, on parity
                                    with any class hereafter created
                                    that is specifically ranked on
                                    parity with Class A ("Parity
                                    Securities")

Liquidation Value:                  $10,000 plus 8% per annum since
                                    date of issuance

Conversion:

         At Holder's Option:        at any time according to this
                                    formula

                                    [(.08)(N/365)(10,000)] plus 10,000
                                    ----------------------------------
                                              Conversion Price

                                    N = number of days between issuance
                                    and conversion

                                    Conversion Price = the lesser of (x)
                                    $8.15625 or (y) 85% of the average
                                    closing bid price for the five days
                                    preceding the conversion date

         At Company's Option:       After August 31, 1996, upon 15 days
                                    prior written notice at the
                                    Conversion Price set forth above.
                                    (No forced conversion right if
                                    Company "makes any planned press
                                    release either (a) on the effective
                                    date of conversion or (b) prior to
                                    the close of trading on the
                                    following business day.")

         Automatic Conversation:    None

Redemption:                          The Company has the right to redeem
                                     all or part of the shares submitted
                                     for conversion

         Redemption Price:           [(.08)(N/365)(10,000)] x Closing Bid Price
                                                              -----------------
                                                              Conversion Price


CLASS B PREFERRED STOCK
- -----------------------

Shares authorized:                  2,000

Shares outstanding:                 None

Voting Rights:                      None unless required by Georgia law

Dividend Rights:                    None

Liquidation Preference:             Prior to common stock, on parity
                                    with Class A preferred and any
                                    class hereafter created that is
                                    specifically ranked on parity with
                                    Class D ("Parity Securities")

Liquidation Value:                  $10,000 per share plus 8% per annum
                                    from date of issuance

Conversion:

         At Holder's Option:        Beginning on April 16, 1996 based
                                    on this formula:

                                    [(.08)(N/365)(10,000)] plus 10,000
                                    ----------------------------------
                                             Conversion Price

                                    N = the number of days between the
                                    date of issuance and the date of
                                    conversion

                                    Conversion Price = the
                                    lesser of (x) $5.125 or (y)
                                    85% of the average closing
                                    bid price for the five
                                    trading days immediately
                                    preceding the conversion
                                    date

         At Company's Option:       None

         Automatic Conversion:      On January 11, 1998 at the
                                    Conversion Price

Redemption:                         The Company has the right to redeem
                                    all or part of the shares submitted
                                    for conversion

         Redemption Price:          [(.08)(N/365)(10,000)] x Closing Bid Price
                                                             -----------------
                                                             Conversion Price

CLASS C PREFERRED STOCK
- -----------------------

Shares authorized:                  1,000

Shares outstanding:                 None

Voting Rights:                      None

Dividend Rights:                    13% cumulative payable quarterly in
                                    cash out of legally available funds

Liquidation Preference:             Prior to common stock, on parity
                                    with Class A, B, and C preferred
                                    and any class hereafter created
                                    that is specifically ranked on
                                    parity with Class D

Liquidation Value:                  $1,000 plus 10% per annum since
                                    date of issuance

Conversion:

         At Holder's Option:        Beginning 40 days after issuance
                                    according to this formula:

                                    [(.10)(N/365)(1,000)] plus 1,000
                                    --------------------------------
                                            Conversion Price

                                    N = the number of shares of Class C
                                    preferred for which the conversion
                                    is being elected

                                    Conversion Price = the closing bid
                                    price on the date of purchase of
                                    the Class C preferred

         At Company's Option:       None

         Automatic Conversion:      Two years after date of issuance

Redemption:                         Right to redeem all or part of
                                    Class C preferred at any time
                                    during the 90 day period beginning
                                    six months following the purchase
                                    of Class C preferred.

         Redemption Price:          The original purchase price plus
                                    accrued dividends

Put Right:                          On the first anniversary of the
                                    holder's purchase at the original
                                    purchase price plus accrued
                                    dividends


CLASS D PREFERRED STOCK
- -----------------------

Shares authorized:                  20,000

Shares outstanding:                 None

Voting Rights:                      None except as required under
                                    Georgia law

Dividend Rights:                    4% cumulative, payable semi-
                                    annually in (at the Company's
                                    option) cash or common stock at a
                                    conversion price equal to the
                                    lesser of $6.00 per share or the
                                    average of the closing bid prices
                                    for the five trading days prior to
                                    payment

                                    Only entitled to receive when
                                    declared by the Board out of
                                    legally available assets

                                    In the event of a conversion, the
                                    holder is entitled to the prorated
                                    portion of the annual dividend

Liquidation Preference:             Prior to common stock, on parity
                                    with Class A, B, and C preferred
                                    and any class hereafter created
                                    that is specifically ranked on
                                    parity with Class D ("Parity
                                    Securities")

Liquidation Value:                  $1,000 per share

Conversion:

         At Holder's Option:        Beginning 60 days after issuance

                                                 N x 1000
                                             ----------------
                                             Conversion Price

                                    N = the number of shares of Class D
                                    Preferred Stock for which the
                                    conversion is being elected

                                    Conversion Price = the lesser of (x)
                                    $6.00 or (y) the average closing bid
                                    price for the five trading days
                                    preceding the
                                    conversion (the "Market
                                    Price"), provided however
                                    that the Conversion Price
                                    cannot be less than 70% of
                                    the Market Price

         At Company's Option:       None

         Automatic Conversion:      Two years after the date of
                                    issuance at the Conversion Price

Redemption:                         If the Conversion Price is less
                                    than $3.00 per share, the Company
                                    has the right to redeem all or part
                                    of the share submitted for
                                    conversion

         Redemption Price:          (N x 1,000) x   Closing Price
                                                    -------------
                                                   Conversion Price


CLASS E PREFERRED STOCK
- -----------------------

Shares authorized:                  3,500,000

Shares outstanding:                 None

Voting Rights:                      None unless required by Georgia
                                    law, provided, however, that in the
                                    event of a failure to pay six
                                    quarterly dividends, the holders of
                                    the Class E preferred have the
                                    right to elect one director

Dividend Rights:                    10% cumulative payable quarterly

Liquidation Preference:             Parity with other classes of
                                    preferred stock

Liquidation Value:                  $12 per share

Conversion:

         At Holder's Option:        At any time at $8.00 per share

         At Company's Option:       If the trading price of the
                                    Company's stock exceeds $10 for 15
                                    days, the Company can force
                                    conversion at the $8.00

         Automatic Conversion:      None

Redemption (mandatory):             On the fifth anniversary of
                                    issuance at $12.00 per share
                                    payable, at the option of the

                                    Company, in cash, Common Stock, or some
                                    combination of cash and stock.

Notice:                             The Company has withdrawn its
                                    previously announced exchange offer
                                    relating to the Class E Preferred
                                    Stock.

SERIES F PREFERRED STOCK
- ------------------------

Shares authorized:                  700,000

Shares outstanding:                 None

Voting Rights, Dividend Rights, Liquidation Preference and Conversion features as described in Annex 1 to Exhibit G of the Investment Agreement.

Convertible Debt:
- -----------------

                                                         Current
                                                         Balance
                                                       -----------
9% Convertible Subordinated Debenture                   $5,650,000

10% Convertible Subordinated Debenture (new)            $6,961,882

9.1% Convertible Subordinated Debenture                $11,422,422



Existing Warrants:
- ------------------

                                              # of Shares             Exercise                  Expiration
                                                 Issuable         Price per share                     Date
                                              -----------         ---------------               ----------
**Swartz                                           82,069                   $8.70                   Sep-00

**Swartz                                           111,034                  $8.70                   Sep-00

Commonwealth 11/93                             *   425,750                  $9.30                   Nov-98

Malibu Grand Prix 3/94                         *   61,461                   $9.76                   Mar-99

Kerr Worthy/Capital Trust (NEF)                *   228,194                  $6.04                   Jul-04

Commonwealth 11/94                             *   93,902                   $4.93                   Nov-99

Malibu Grand Prix 11/94                        *   225,001                  $10.67                  Nov-99

Ralph C. DiIorio                                   21,945                   $5.47                   Aug-98

Langland Bay (NEF)                             *   18,739                   $6.54                   Jul-04

Feltman (various individuals)                      15,050                   $5.50                   Feb-01
                                              -----------

                                                1,283,145


*     CONTAINS ANTI-DILUTION ADJUSTMENTS

** IN CONNECTION WITH AN EXCHANGE OFFER IN DECEMBER, 1995, THE COMPANY AGREED TO REDUCE TO $5.125 THE EXERCISE PRICE ON A PORTION OF THE SHARES SUBJECT TO THIS WARRANT. THE COMPANY AND THE WARRANTHOLDER DISAGREE AS TO THE TERMS OF THEIR AGREEMENT. THE COMPANY REPRESENTS THAT NO MORE THAN 38,138 SHARES OF THE SHARES SUBJECT TO THE 82,069 WARRANT AND NO MORE THAN 41,617 SHARES OF THE SHARES SUBJECT TO THE 111,034 WARRANT MAY BE ACQUIRED FOR $5.125 AND THE BALANCE OF THE SHARES SUBJECT TO EACH WARRANT HAVE AN EXERCISE PRICE OF $8.70. FURTHER, CONTRARY TO THE WARRANTHOLDERS' ASSERTION, THE COMPANY REPRESENTS IT IS NOT OBLIGATED TO INCREASE THE SHARES SUBJECT TO THE WARRANTS.




                                               # of Shares            Exercise                    Expiration
Existing Options:                                 Issuable         Price per share                    Date
- -----------------                              -----------         ---------------                ----------
Mountasia Incentive Stock Option Plan               99,600                   $8.00                    Oct-98

Mountasia Incentive Stock Option Plan               9,900            $7.25 - $8.13                Aug-Dec-03

L. Scott Demerau                                    29,260                   $4.78                    Mar-98

Julia E. Demerau                                    29,260                   $4.78                    Mar-98

Judith E. Demerau                                   29,260                   $4.78                    Mar-98

Ervin E. Lewis, Sr. (Director Options)              25,000                   $7.53                    Jan-05

William M. Kearns (Director Options)                25,000                   $7.76                    Jan-05

Bert W. Wasserman (Director Options)                25,000                   $7.76                    Jan-05

Steven A. Cunningham (Director Options)             25,000                   $7.53                    Jan-05

Non-employee Stock Option Plan                      3,000          $7.36 - $10.875                    Jan-05

Non-employee Stock Option Plan                      70,000                   $7.53                    Jan-06

L. Scott Demerau                                    350,000                  $7.00*                   Jan-06

Julia E. Demerau                                    150,000                  $7.00*                   Jan-06

Greg Waters                                         100,000                  $9.00                    Oct-05

Ken Grissom                                         10,000                   $9.00                    Jul-05

Ken Grissom                                         12,500                  $12.50                    Jul-05
                                               -----------

                                                   992,780


* Option Price is adjusted to 125% of 30 day average market price following latest stock price in first 6 months of grant.

    Pursuant to the 1993 Non-Employee Director Stock Option Plan, provision is made for the issuance of an option to acquire 5,000 shares for each eligible director on the day immediately following an Annual Meeting. Five directors are entitled to such issuances for 1996 but the options have not been issued. The exercise price pursuant to the plan is the mean between the closing high bid and low asked quotations of the Company's stock on the NASDAQ National Market System for the 20 consecutive trading days ending on the date of the annual meeting.

